UNITIL CORPORATION

                     CONSOLIDATED BALANCE SHEETS (000's) (A)


ASSETS:                                       (Unaudited)
                                              December 31,
                                                  2003            Adjustments          Pro Forma

Utility Plant
  Electric                                         $209,288                             $209,288
  Gas                                                48,700                               48,700
  Common                                             27,441                               27,441
  Construction Work in Progress                       3,228                                3,228
     Utility Plant                                  288,657                              288,657
Less: Accumulated Depreciation                       93,592                               93,592
     Net Utility Plant                              195,065                              195,065

Current Assets:
  Cash                                                3,766                                3,766
  Accounts Receivable                                17,461                               17,461
  Refundable Taxes                                    3,816              1 (B)             3,817
  Materials and Supplies                              2,861                                2,861
  Prepayments and Other                               6,146                                6,146
  Accrued Revenue                                    10,029                               10,029
     Total Current Assets                            44,079              1                44,080


Noncurrent Assets:
  Regulatory Assets                                 227,528                              227,528
  Prepaid Pension Costs                              10,972                               10,972
  Debt Issuance Costs, net                            1,844                                1,844
  Other Noncurrent Assets                             4,389                                4,389
     Total Noncurrent Assets                        244,733                              244,733


TOTAL                                              $483,877             $1              $483,878

       (The accompanying Notes are an integral part of these statements.)



                               UNITIL CORPORATION

                     CONSOLIDATED BALANCE SHEETS (000's) (A)


CAPITALIZATION AND LIABILITIES:               (Unaudited)
                                              December 31,
                                                  2003            Adjustments         Pro Forma

Capitalization:
  Common Stock Equity                         $     92,805       $   (235)(C)        $    92,570
  Preferred Stock, Non-Redeemable                      225                                   225
  Preferred Stock, Redeemable                        3,044                                 3,044
  Long-term Debt, Less Current Portion             110,961                               110,961
     Total Capitalization                          207,035           (235)               206,800


Current Liabilities:
  Long-term Debt, Current Portion                    3,263                                 3,263
  Capitalized Lease, Current Portion                   567                                   567
  Accounts Payable                                  15,024                                15,024
  Short-Term Debt                                   22,410            234 (E)             22,644
  Dividends Declared and Payable                        70                                    70
  Refundable Customer Deposits                       1,429                                 1,429
  Interest Payable                                   1,356              2 (F)              1,358
  Other Current Liabilities                          4,254                                 4,254
     Total Current Liabilities                      48,373            236                 48,609

Deferred Income Taxes                               56,900                                56,900

Noncurrent Liabilities
  Power Supply Contract Obligations                167,341                               167,341
  Capitalized Leases, Less Current Portion             403                                   403
  Other Noncurrent Liabilities                       3,825                                 3,825
     Total Noncurrent Liabilities                  171,569                               171,569


TOTAL                                         $    483,877       $      1            $   483,878

       (The accompanying Notes are an integral part of these statements.)



                               UNITIL CORPORATION

                 CONSOLIDATED STATEMENTS OF EARNINGS (000's) (A)

                                              (Unaudited)
                                               Year Ended
                                              December 31,
                                                  2003            Adjustments         Pro Forma

Operating Revenues:
  Electric                                    $    190,864                           $   190,864
  Gas                                               28,612                                28,612
  Other                                              1,178                                 1,178
      Total Operating Revenues                     220,654                               220,654

Operating Expenses:
  Purchased Electricity                            134,575                               134,575
  Gas Purchased for Resale                          17,421                                17,421
  Operating and Maintenance                         22,167          1,035 (C)             23,202
  Conservation & Load Management                     3,930                                 3,930
  Depreciation and Amortization                     18,756                                18,756
  Provisions for Taxes:
    Local Property and Other                         4,805                                 4,805
    Federal and State Income                         3,551             (1)(B)              3,550
      Total Operating Expenses                     205,205          1,034                206,239
Operating Income                                    15,449         (1,034)                14,415

Other Non-Operating Expenses                           (40)                                  (40)
Income Before Interest Expense                      15,489         (1,034)                14,455

  Interest Expense, Net                              7,531              2 (F)              7,533
Net Income                                           7,958         (1,036)(D)              6,922
Less Dividends on Preferred Stock                      236                                   236

Earnings Applicable to Common Shareholders         $ 7,722       $ (1,036)               $ 6,686

Average Common Shares Outstanding-Basic          4,877,933         22,188 (G)          4,900,121
Average Common Shares Outstanding-Diluted        4,899,488         22,188 (G)          4,921,676

Earnings Per Common Share                     $       1.58                           $      1.36 (G)

       (The accompanying Notes are an integral part of these statements.)



                               UNITIL CORPORATION
              Notes to Pro Forma Consolidated Financial Statements


(A) These statements have been pro formed to assume the awarding on January 1, 2003 of the maximum number of shares of restricted stock available to be awarded to participants under the Plan (177,500 at a price per share of $24.45) and is adjusted for the actual shares awarded and recorded in 2003 (10,600 shares). The pro forma assumes that the annual vested expense for the awarded shares (25% of the aggregate award) is accordingly recorded in 2003 and the vesting became effective as of the beginning of the year. The pro forma assumes dividends were declared and paid for the full twelve month period on the aggregate awarded shares. The Statement of Earnings reflects the corresponding impact on Operating and Maintenance Expense, Interest Expense and Federal and State Income Taxes. Earnings Per Share reflect the dilutive effect on the vested shares of Common Stock issued under the Plan for the twelve month period and the resulting change in Earnings Applicable to Common Shareholders


(B) The reduction in Refundable Taxes reflects the rise in Interest Expense and the corresponding decline in income taxes.


(C) The rise in Operating and Maintenance Expense reflects the recording of the annual vested expense on the awarded shares. The pro forma adjustment reflects the recording of 177,500 shares beginning on January 1, 2003 for the four year vesting period and includes the an adjustment for the 10,600 shares actually recorded effective April 1, 2003.


(D) Common Stock Equity reflects the following factors: the cost of the pro formed vested shares of Common Stock; declaration of common dividends on all of the adjusted new shares awarded and issued during the twelve-month period (e.g. Retained Earnings); and decline in earnings from net Operating and Maintenance, Interest expense (e.g. Retained Earnings).


(E) Reflects a higher net cash outlay related to increased Common Dividend payments.


(F) Reflects the incremental increase in Short-Term Debt, described above, and the resulting rise in Interest Expense.


(G) The Pro forma Average Common Shares outstanding and Earnings Per Share assume the vesting of 44,375 additional shares of Common Stock under the Plan at the beginning of the twelve month period.